Exhibit 99.4

DOUYU INTERNATIONAL HOLDINGS LIMITED

TO THE HOLDERS OF AMERICAN DEPOSITARY RECEIPTS

REPRESENTING ORDINARY SHARES OF

DOUYU INTERNATIONAL HOLDINGS LIMITED

Please refer to the reverse side of this card for the Resolutions to be voted at the Meeting.

FOLD AND DETACH HERE

SPECIAL RESOLUTION				ORDINARY RESOLUTION

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Resolution 1.	☐	☐	☐	Resolution 2.	☐	☐	☐

Address change ☐ Mark box, sign and indicate changes/comments below:					☐	Mark box at immediate left if you wish to give a discretionary proxy to the Chairman of the Meeting. PLEASE NOTE: Marking this box voids any other instructions indicated above.

					Sign below			Date:

Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the face of this card and on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorised officer who should state his or her title.

DOUYU INTERNATIONAL HOLDINGS LIMITED

EGM AGENDA

SPECIAL RESOLUTION

1.

That the Merger Agreement and the Plan of Merger required to be registered with the Registrar of Companies in the Cayman Islands (such Plan of Merger being in the form attached as Exhibit A to the Merger Agreement) in order to give effect to the Merger, pursuant to which Merger Sub will be merged with and into the Company, with the Company being the surviving company, and any and all transactions contemplated thereby, including, without limitation, (i) the Merger, (ii) upon the Merger becoming effective, the amendment and restatement of the fourth amended and restated memorandum and articles of association of the Company (as the surviving company) by the deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association in the form attached as Appendix II to the Plan of Merger and (iii) upon the Merger becoming effective, the amendment of the authorized share capital of the Company (as the surviving company) from US$100,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 per share and 500,000,000 shares of a par value of US$0.0001 per share as the board of directors may determine, to US$100,000 divided into 1,000,000,000 ordinary shares of a par value of US$0.0001 each as set forth in the Plan of Merger, be authorized, approved and adopted by the Company.

ORDINARY RESOLUTION

2.

That in the event that there are insufficient proxies received at the time of the EGM to authorize, approve and approve the Merger Agreement and the Plan of Merger proposed at the EGM, the chairman of the EGM be instructed to adjourn the EGM in order to allow the Company to solicit additional proxies in favor of the approval of the Merger and the authorization, approval and adoption of the Merger Agreement and Plan of Merger.

DOUYU INTERNATIONAL HOLDINGS LIMITED JPMorgan Chase Bank, N.A., Depositary PO Box 64506, Saint Paul MN 55164-0506	Voting Instruction Card

JPMorgan Chase Bank, N.A. (the “Depositary”) has received advice that an Extraordinary General Meeting (the “Meeting”) of shareholders of DouYu International Holdings Limited (the “Company”) will be held at 7F, Building 2, Riverside International Plaza, 1062 Yangshupu Road, Yangpu District, Shanghai 200082, People’s Republic of China, at             (Beijing time), on             , 2021.

If you are desirous of having the Depositary, through its Nominee or Nominees, vote or execute a proxy or proxies to vote the Ordinary Shares represented by your American Depositary Receipts (the “ADRs”) for, against, or abstain the Resolutions to be proposed at the Meeting, kindly execute and forward to the Depositary the attached Voting Instruction Card. The enclosed postage paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such manner as to show clearly whether you desire the Nominee or the Nominees of the Depositary to vote for, against, or abstain the Resolutions. Alternatively, you may include instructions to give a discretionary proxy to the Chairman of the Meeting. The Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before 12:00 p.m. New York City time on             , 2021. Only the registered holders of record at the close of business on             , 2021, will be entitled to execute the attached Voting Instruction Card.

The signatory, a holder of record on             , 2021, of ADRs representing Ordinary Shares of the Company, hereby requests and authorises the Depositary, through its Nominee or Nominees, to vote or execute a proxy or proxies to vote the underlying Ordinary Shares of the Company, represented by ADRs, registered in the name of the signatory at the Meeting of the Company to be held on             , 2021, or at any adjournment thereof.

These instructions, when properly signed and dated, will be voted in the manner directed herein. If you mark the box to indicate that you wish to give a discretionary proxy to the Chairman of the Meeting, the underlying Ordinary Shares represented by your ADRs will be voted by the Chairman of the Meeting in his or her discretion.

NOTE: In order to have the aforesaid Ordinary Shares voted, this Voting Instruction Card MUST be returned to the Depositary before 12:00 p.m. New York City time on             , 2021.

JPMorgan Chase Bank, N.A., Depositary

PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.